Exhibit 10.10

Cerebras Offer Letter
12/6/2019
Tony Maslowski
[***]
Re:    Offer of Employment by Cerebras Systems Inc.
Dear Tony,
I am very pleased to confirm our offer to you of employment with Cerebras Systems Inc. (the “Company”). You will initially join in the role of Chief Financial Officer reporting to Andrew Feldman, CEO. The start date is no later than February 10th, 2020. The terms of our offer and the benefits currently provided by the Company are as follows:
1.    Starting Salary. Your starting salary will be three hundred thousand dollars ($300,000) per year.
2.    Bonus Target. You shall have an annual bonus target of one hundred thousand dollars ($100,000) at 100% achievement, to be paid on the anniversary of your start date at Cerebras.
3.    Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.
4.    Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5.    No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
6.    Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase two separate options. The First Option will be for up to one million (1,000,000) shares of Common Stock of the Company under our 2016 Equity Incentive Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares you will be given the opportunity to purchase will vest at the rate of twenty five percent (25%) of the shares at the end of your first anniversary with the Company, and an additional 1/48th of the shares per month thereafter, so long as you remain employed by the Company. The grant of such options by the Company is subject to the Board’s approval. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors.
In addition, we will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase the Second Option. The Second Option will be for a number of shares defined by the following formula, as of February 29, 2020: Let X equal a number of shares of Common Stock subject to the Second Option such that the following formula is true: (The First Option shares + the Second Option shares)/ Fully diluted share count as of February 29, 2020 = 0.7611%. The Second Option is to buy X number of shares of Common Stock of the Company under our Plan at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares you will be given the opportunity to purchase will vest at the rate of twenty five percent (25%) of the shares at the end of your first anniversary with the Company, and an additional 1/48th of the shares per month thereafter, so long as you remain employed by the Company. The grant of such options by the Company is subject to the Board’s approval. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors.
7.    Acceleration of Vesting. In addition to any shares subject to the options granted above that have become vested shares pursuant to Section 6 above, if there is a Change of Control and if, during the period of time commencing ninety (90) days prior to the execution of a definitive agreement providing for the consummation of such Change of Control and ending on the first anniversary of the consummation of such Change of Control, your employment by the Company is terminated by the Company, other than for Cause, or is terminated by you for Good Reason, then, effective as of such termination, 100% of the then unvested shares subject to the two options described above will become vested shares at the time of such termination.
As used in this Section 6: “Cause” means any of the following: (a) you willfully engage in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) you commit a material breach of any written agreement between you and the Company that causes harm to the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; (c) you willfully refuse to implement or follow a directive by your supervisor, directly related to your duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; or (d) you engage in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with your position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company.
“Change of Control” means (a) any transaction or series of related transactions resulting in a liquidation, dissolution or winding up of the Company, (b) a sale of all or substantially all of the assets of the Company that is followed by a liquidation, dissolution or winding up of the Company, (c) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or a series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities (other than pursuant to a recapitalization of the Company solely with its equity holders) or (d) any merger or consolidation (each, a “combination transaction”), in which the Company is a constituent entity or is a party with another entity if, as a result of such combination transaction, in one transaction or series of related transactions, the voting securities of the Company that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into, securities of the surviving entity in such combination transaction (or such surviving entity’s parent entity if the surviving entity is owned by the parent) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all voting securities of such surviving entity (or its parent, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving entity (or its parent, if applicable) that are held by the Acquiring Stockholder. For purposes of this paragraph, an “Acquiring Stockholder” means a stockholder or stockholders of the Company that (i) merges or combines with the Company in such combination transaction or (ii) directly or indirectly owns or controls a majority of the voting power of another entity that merges or combines with the Company in such combination transaction.
“Good Reason” means any of the following actions by the Company without your written consent: (a) a material reduction in your duties or responsibilities that is inconsistent with your position, provided that a mere change of title alone shall not constitute such a material reduction; (b) the requirement that you change your principal office to a facility that increases your commute by more than forty (40) miles from your commute to the location at which you are employed prior to such change, or (c) a material reduction in your annual base salary or a material reduction in your employee benefits (e.g., medical, dental, insurance, short- and long-term disability insurance and 401(k) retirement plan benefits, collectively, the “Employee Benefits”) to which you are entitled immediately prior to such reduction (other than (i) in connection with a general decrease in the salary or Employee Benefits of all similarly situated employees and (ii) following such Change of Control, to the extent necessary to make your salary or Employee Benefits commensurate with those other employees of the Company or its successor entity or parent entity who are similarly situated with you following such Change of Control).
If your employment is terminated due to your death: (1) on or after your second anniversary with the Company and prior to the fourth anniversary with the Company, then 25% of the shares subject to all Company options and RSUs held by you shall become vested (in addition to the standard vesting of those grants), (2) on or after your fourth anniversary with the Company and prior to the sixth anniversary with the Company, then 50% of the shares subject to all Company options and RSUs held by you shall become vested (in addition to the standard vesting of those grants), (3) on or after your sixth anniversary with the Company and prior to the tenth anniversary with the Company, then 75% of the shares subject to all Company options and RSUs held by you shall become vested (in addition to the standard vesting of those grants), or (4) on or after your tenth anniversary with the Company, then 100% of the shares subject to all Company options and RSUs held by you shall become vested (in addition to the standard vesting of those grants).
7.    At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.
8.    Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.
9.    Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.
10.    Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

11.    Acceptance. This offer will remain open until 12/15/2019. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

/s/ Andrew Feldman
Andrew Feldman, CEO
I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Tony Maslowski	Date signed:	12/9/2019